Exhibit 99.1

OraLabs Holding Corp. Receives Notice From NASDAQ

    ENGLEWOOD, Colo.--(BUSINESS WIRE)--Aug. 14, 2003--OraLabs Holding Corp. (the "Company")(Nasdaq: OLAB) announced today that it received a letter from The NASDAQ Stock Market, Inc. ("NASDAQ") notifying the Company that for the last 30 consecutive trading days, the Company's common stock has not maintained a minimum market value of publicly held shares ("MVPHS") of $1,000,000.00 as required for continued inclusion by Marketplace Rule 4310(c)7 (the "Rule").
    In accordance with Marketplace Rule 4310(c) (8) (B), the Company is provided with 90 calendar days, or until November 10, 2003, to regain compliance. If, at any time before November 10, 2003, the MVPHS of the Company's common stock is $1,000,000.00 or more for a minimum of 10 consecutive trading days, NASDAQ will provide written notification that the Company complies with the Rule (although under certain circumstances, the NASDAQ Staff may require that the MVPHS equals $1,000,000.00 or greater for more than 10 consecutive trading days before determining that the Company complies). If compliance with the Rule cannot be demonstrated by November 10, 2003, NASDAQ will provide written notification that the Company's securities will be delisted, and at that time, the Company may appeal the determination to a Listing Qualification Panel. There can be no assurance that such an appeal will be successful.
    As previously reported, the Company received notification from NASDAQ on August 26, 2002, that for the prior 30 consecutive trading days the price of the Company's common stock closed below the minimum one dollar per share requirement for continued inclusion under Marketplace Rule 4310 (c) (4) (the "Bid Price Rule"). The Company was given a period of 180 calendar days or until February 24, 2003, to regain compliance. At that time it was given a second 180-day extension to regain compliance, or until August 21, 2003. By that date, the bid price of the Company's common stock will not have closed at one dollar per share or more for a minimum of ten consecutive trading days as required to regain compliance under the Bid Price Rule, so the Company expects that on or after August 21, 2003, NASDAQ Staff will determine that the Company does not demonstrate compliance with the listing criteria and NASDAQ Staff will provide written notification that the Company's securities will be delisted. At that time the Company may appeal to a NASDAQ Listing Qualifications Panel. The Company intends to appeal the determination if and when made, and will request an appeal by hearing or by written statement. The Company's common stock will remain listed on the NASDAQ SmallCap Market pending a decision from the NASDAQ Listing Qualifications Panel. There can be no assurance that the Listing Panel will grant the Company's request for continued listing.
    As part of an appeal, the Company intends to present its plan to regain compliance with the minimum bid price requirement by means of an intended reverse share split that will be submitted to a vote of its shareholders. Gary H. Schlatter, the President of the Company, intends to vote in favor of a reverse share split, which will provide enough votes to enact it. However, even if a reverse share spit is approved and implemented by the Company's board of directors and shareholders, there can be no assurance that the stock price will remain above the minimum bid requirement of $1.00 or that the Listing Panel will grant the Company's request for continued listing. Furthermore, the common stock may be subject to delisting if the Company is unable to maintain compliance with other continued listing requirements, such as the MVPHS discussed above.

    OraLabs, Inc. manufactures Ice Drops(R) brand oral care products, Sour Zone(TM) brands of sour drops and sprays, Lip Rageous(R), Lip Naturals(TM), Chap Ice(R), Ice Drops(R), Essential Lip Moisturizer(TM), and brands of lip balm. The product line includes breath drops, breath sprays, mouthwash, lip balms and a variety of private label products. OraLabs products are sold through more than 50,000 retail outlets in the United States and in over 35 foreign markets. Additionally, OraLabs supplies products to various Airlines.
    OraLabs dietary supplement products include Glucosamine + MSM, 5-HTP, Breast Plus(TM) and Cheat & Lean(R).

    Forward-Looking and Cautionary Statements

    Except for historical information and discussions contained herein, statements included in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to statements regarding anticipated sales growth, expectations regarding financial results for the quarter and expectations regarding future outcomes. These statements are based on the Company's current beliefs and expectations as to such future outcomes. These statements involve a number of risks, uncertainties, and other factors that could cause results to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

    CONTACT: OraLabs, Inc.
             Gary Schlatter, 303-783-9499
             gschlatter@oralabs.com